Exhibit (g)(1)

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

dated as of August 29, 2022

BY AND BETWEEN

BlackRock Private Credit Fund

a Delaware statutory trust

AND

BlackRock Capital Investment Advisors, LLC

a Delaware limited liability company

TABLE OF CONTENTS

1.	General Duties of the Adviser	1
2.	[Reserved]	2
3.	No Joint Venture	2
4.	Limitations Relating to Investments	3
5.	Brokerage	3
6.	Compensation	4
7.	Expenses	5
8.	Services to Other Companies or Accounts	7
9.	Duty of Care and Loyalty	8
10.	Indemnification	8
11.	Term of Agreement; Events Affecting the Adviser; Survival of Certain Terms	9
12.	Power of Attorney; Further Assurances	10
13.	Amendment of this Agreement	11
14.	Notices	11
15.	Binding Nature of Agreement; Successors and Assigns	11
16.	Entire Agreement	11
17.	Costs and Expenses	12
18.	Books and Records	12
19.	Titles Not to Affect Interpretation	12
20.	Provisions Separable	12
21.	Governing Law	12
22.	Execution in Counterparts	12

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

This Amended and Restated Investment Advisory Agreement (this “Agreement”), dated as of August 29, 2022 (the “Effective Date”), is made by and between BlackRock Private Credit Fund (the “Fund”), a Delaware statutory trust which has elected to be treated as a business development company under the Investment Company Act of 1940 (the “1940 Act”), and BlackRock Capital Investment Advisors, LLC (the “Adviser”), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”).

 NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.   General Duties of the Adviser. Subject to the direction and control of the Fund’s Board of Trustees (the “Board”) and subject to and in accordance with the terms of the Fund’s agreement and declaration of trust (the “Declaration”), the policies adopted or approved by the Board, as the same shall be amended from time to time, the conditions of any exemptive order obtained by or for the benefit of the Fund from the Securities and Exchange Commission (the “SEC”) and this Agreement, the Adviser agrees to supervise and direct the investment and reinvestment of the assets and perform the duties set forth herein, and shall have such other powers with respect to the investment related functions of the Fund as shall be delegated from time to time to the Adviser by the Board. The Adviser is hereby granted, and shall have, full power to take all actions and execute and deliver all necessary and appropriate documents and instruments on behalf of the Fund in accordance with the foregoing. The Adviser shall endeavor to comply in all material respects with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations and the applicable provisions of any other agreements to which the Fund is subject. Subject to the foregoing and the other provisions of this Agreement, and subject to the direction and control of the Board, the Adviser is hereby appointed as the Fund’s agent and attorney-in-fact with authority to negotiate, execute and deliver all documents and agreements on behalf of the Fund and to do or take all related acts, with the power of substitution, to acquire, dispose of or otherwise take action with respect to or affecting the Investments (as defined in Section 4(b) hereof), including, without limitation:

(a)         identifying and originating debt securities or debt obligations, including bank loans or interests therein (“Debt Obligations”); stock, warrants or other equity securities (“Securities”); and any other investments of any type of asset the Fund is not prohibited by agreement or applicable law from investing in (all such assets together with Securities and Debt Obligations, “Investments”) to be purchased by the Fund, selecting the dates for such purchases, and purchasing or directing the purchase of such Investments on behalf of the Fund;

(b)         identifying Investments owned by the Fund to be sold by the Fund, selecting the dates for such sales, and selling such Investments on behalf of the Fund;

(c)         negotiating and entering into, on behalf of the Fund, documentation providing for the purchase and sale of Investments, including without limitation, confidentiality agreements and commitment letters;

(d)         structuring the terms of, and negotiating, entering into and/or consenting to, on behalf of the Fund, documentation relating to Investments to be purchased, held, exchanged or sold by the Fund, including any amendments, modifications or supplements with respect to such documentation;

(e)         exercising, on behalf of the Fund, rights and remedies associated with Investments, including without limitation, rights to petition to place an obligor or issuer in bankruptcy proceedings, to vote to accelerate the maturity of an Investment, to waive any default, including a payment default, with respect to an Investment and to take any other action which the Adviser deems necessary or appropriate in its discretion in connection with any restructuring, reorganization or other similar transaction involving an obligor or issuer with respect to an Investment, including without limitation, initiating and pursuing litigation;

(f)          responding to any offer in respect of Investments by tendering the affected Investments, declining the offer, or taking such other actions as the Adviser may determine;

(g)         exercising all voting, consent and similar rights of the Fund on its behalf in accordance with the Adviser’s proxy voting guidelines and advising the Fund with respect to matters concerning the Investments;

(h)         advising and assisting the Fund with respect to the valuation of the assets;

(i)          retaining legal counsel and other professionals (such as financial advisers) to assist in the structuring, negotiation, documentation, administration and modification and restructuring of Investments;

(j)          the Adviser may invest all or a portion of the Fund’s assets in one or more subsidiaries;

(k)         in the event that the Fund determines to utilize a capital call facility, the Adviser shall arrange for such facility on the Fund’s behalf, subject to the oversight and approval of the Board of Trustees; and

(l)          the Adviser shall oversee the safekeeping and use of all funds and assets of the Fund, whether or not in the Adviser’s immediate possession or control, and shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Fund.

The Adviser may from time to time, in its sole discretion to the extent permitted by applicable law, appoint one or more sub-advisors, including, without limitation, affiliates of the Adviser, to perform investment advisory services with respect to the Fund, or assign all or a portion of this agreement to any of its affiliates. The Adviser may terminate any or all sub-advisors in its sole discretion at any time to the extent permitted by applicable law.

2.   [Reserved]

3.   No Joint Venture.

(a)        Nothing in this Agreement shall be deemed to create a joint venture or partnership between the parties with respect to the arrangements set forth in this Agreement. For all purposes hereof, the Adviser shall be deemed to be an independent contractor.

(b)        The Adviser will not be bound to follow any document to which the Fund is a party or to which it is subject (or any amendment thereto) until it has received written notice thereof and until it has received a copy of the amendment; provided that if any such amendment materially and adversely affects the rights or duties of the Adviser, the Adviser shall not be obligated to respect or comply with the terms of such amendment unless it consents thereto. Subject to the fiduciary duty of the Board, the Fund agrees that it shall not permit any such agreement or amendment to become effective unless the Adviser has been given prior written notice of such amendment and has consented thereto in writing.

(c)        The Adviser may, with respect to the affairs of the Fund, consult with such legal counsel, accountants and other advisors as may be selected by the Adviser. The Adviser shall be fully protected, to the extent permitted by applicable law, in acting or failing to act hereunder if such action or inaction is taken or not taken in good faith by the Adviser in accordance with the advice or opinion of such counsel, accountants or other advisors. The Adviser shall be fully protected in relying upon any writing signed in the appropriate manner with respect to any instruction, direction or approval of any of the Board and may also rely on opinions of the Adviser’s counsel with respect to such instructions, directions and approvals. The Adviser shall also be fully protected when acting upon any instrument, certificate or other writing the Adviser believes in good faith to be genuine and to be signed or presented by the proper person or persons. The Adviser shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained if the Adviser in good faith believes the same to be genuine.

4.   Limitations Relating to Investments.

(a)         Investments Requiring the Investment Committee’s Approval. The Adviser will maintain the existence of an Investment Committee (the “Investment Committee”). The Adviser shall have the right to appoint any number of voting and non-voting members to the Investment Committee. The Adviser may appoint or remove any persons to or from the Investment Committee in its sole discretion. The Investment Committee will review and discuss the purchase and sale of all Investments other than short-term Investments in high quality debt, securities maturing in less than 367 days or investment funds whose portfolios at all times have an effective duration of less than 367 days and other than hedging and risk management transactions, and approval by a majority vote of the voting members of the Investment Committee will be required prior to the purchase or sale of any Investment required to be reviewed by the Investment Committee.

(b)         Investments. The Adviser may cause the Fund from time to time to purchase, sell and take any other actions with respect to Investments.

(c)         The Fund is not a Bank. The Adviser may not purchase any Debt Obligation if the related credit agreement, note, indenture or other documentation by its terms requires any such purchase to be made only by a bank, savings and loan, thrift, trust company or other similar deposit-taking institution.

(d)         Origination Fees. The Fund shall, except to the extent the Adviser determines such sharing could cause the Fund to fail to satisfy any requirement for qualification as a regulated investment company under Subchapter M of the Code, receive its pro-rata share, measured by the amount invested or proposed to be invested by the investors in any Investment, of any origination, structuring, or similar fees normally payable to lenders or structurers as compensation for services (“Origination or Similar Fees”) payable with respect to any Investment, whether or not any other investment funds or accounts for which the Adviser or its affiliated persons acts as investment adviser share in such fees. Notwithstanding anything herein, in the Declaration or in any other document to the contrary, to the extent that any Origination or Similar Fees with respect to the Fund’s share of such Investment are paid to the Adviser or any of its affiliated persons as additional compensation, such amount shall be reimbursed to the Fund unless the exception to the preceding sentence is in effect, in which case such amount shall be paid to the other accounts participating in such Investment or returned to the party paying such Origination or Similar Fees.

(e)         Co-Investments. The Fund may not co-invest with any account managed by the Adviser or its affiliated persons in any Investment except in accordance with applicable law, including any exemptive order applicable to the Fund.

5.   Brokerage.

(a)         The Adviser shall effect all purchases and sales of securities in a manner consistent with the principles of best execution, taking into account net price (including commissions) and execution capability and other services which the broker or other intermediary may provide. In this regard, the Adviser may effect transactions which cause the Fund to pay a commission in excess of a commission which another broker or other intermediary would have charged; provided, however, that the Adviser shall have first determined that such commission is reasonable in relation to the value of the brokerage or research services performed by that broker or other intermediary or that the Fund is the sole beneficiary of the services paid for by such broker or other intermediary.

(b)         All Front End Fees (as defined in the Declaration) shall be reasonable and shall not exceed 18% of the gross proceeds of any offering and sale of the Fund’s shares, regardless of the source of payment. Any reimbursement to the Adviser or any other person for deferred Organizational and Offering Expenses (as defined in the Declaration), including any interest thereon, if any, will be included within this 18% limitation.

(c)         The Adviser shall cause the Fund to commit at least 82% of the gross proceeds of any offering and sale of the Fund’s shares towards the investment or reinvestment of assets and reserves. The remaining proceeds may be used to pay Front End Fees.

6.   Compensation.

(d)        The Adviser, for its services to the Fund, will be entitled to receive a management fee (the “Base Management Fee”) from the Fund and an incentive fee (the “Incentive Fee”). The Base Management Fee will be calculated at an annual rate of 1.25% of the value of the Fund’s net assets and payable monthly in arrears. For purposes of calculating the base management fee, “net assets” means the Fund’s total assets determined on a consolidated basis in accordance with U.S. GAAP. For the first calendar month in which the Fund has operations, net assets will be measured as the beginning net assets as of the date on which the Fund first issues common shares to one or more investors (other than the Adviser and its affiliates) (the “Commencement Date”). Subsequently, the Base Management Fee will be calculated based on the value of the Fund’s net assets at the end of the most recently completed calendar month. The Base Management Fees for any partial month will be appropriately pro rated.

(e)         For purposes of this Agreement, the total assets of the Fund shall be calculated pursuant to the procedures adopted by the Board for calculating the value of the Fund’s assets.

(f)         The Incentive Fee will consist of two components. Each component of the Incentive Fee will be calculated and, if due, paid quarterly in arrears.

(g)         The income component of the Incentive Fee is calculated as follows:

The income component of the incentive fee will be the amount, if positive, equal to 12.5% of the aggregate net investment income before incentive compensation earned for the most recent calendar quarter and the preceding eleven calendar quarters (or if shorter, the number of calendar quarters that have occurred since commencement of the fund), less aggregate income incentive compensation previously paid in with respect to the first eleven calendar quarters (or the portion thereof) included in the relevant trailing twelve quarters.

The income component of the incentive fee is subject to a 5.0% total return hurdle on daily weighted average unreturned capital contributions (the “Hurdle Rate”). As such, the Fund will not be obligated to pay any income incentive fee to the extent the annualized trailing twelve quarter (or if shorter, the number of calendar quarters that have occurred since the commencement of the fund) total return of the Fund (as defined below), including net realized gains and losses and net unrealized appreciation and depreciation, does not exceed the Hurdle Rate. To the extent that the Fund’s annualized total return for the relevant period exceeds the Hurdle Rate, but is less than 5.714286% of daily weighted average unreturned capital contributions, the income incentive fee will be subject to a “catch up”, calculated as 100% of the aggregate net investment income before incentive compensation earned in excess of Hurdle Rate for the relevant period. To the extent that the Fund’s annualized total return for the relevant period exceeds 5.714286%, the income component of the incentive fee will be equal to 12.5% of net investment income before incentive compensation earned in excess of this total return threshold.

(h)        The capital gains component of the Incentive Fee is calculated as follows:

The capital gains component of the incentive fee will be the amount, if positive, equal to 12.5% of the aggregate realized capital gains (computed net of realized losses and net unrealized capital depreciation, if any) for the most recent calendar quarter and the preceding eleven calendar quarters (or if shorter, the number of calendar quarters that have occurred since commencement of the fund), less capital gains incentive compensation previously paid or distributed in respect of the first eleven calendar quarters (or the portion thereof) included in the relevant trailing twelve quarters. The capital gains component will be paid in full prior to payment of the ordinary income component.

(i)          In any case, incentive compensation (including both the income and capital gains components) will only be paid to the extent the trailing twelve quarter (or if shorter, the number of calendar quarters that have occurred since commencement of the fund) total return of the Fund after incentive compensation and including such payment would equal or exceed a 5% annual total return on daily weighted average unreturned contributed capital contributions for such period.

(j)          For purposes of the foregoing computations and the total return limitation:

(i)              “net investment income before incentive compensation” means the Fund’s interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence, managerial assistance and consulting fees or other fees received from portfolio companies) during the period, minus the Fund’s operating expenses during the period (including the base management fee, expenses payable under the administration agreements, any interest expense and any dividends paid on any issued and outstanding preferred stock), plus increases and minus decreases in net assets not treated as components of income, operating expense, gain, loss, appreciation or depreciation and not treated as changes in unreturned capital contributions, and without reduction for any incentive compensation and any organization or offering costs, in each case determined on an accrual and consolidated basis.

(ii)             “total return” means the amount equal to the combination of net investment income before incentive compensation, realized capital gains and losses and unrealized capital appreciation and depreciation of the Fund for the period, in each case determined on an accrual and consolidated basis.

(iii)            “unreturned capital contributions” means the proceeds to the Fund of all issuances of common shares, less all distributions by the Fund to the holders of common shares representing a return of capital.

7.   Expenses. The Fund will be responsible for paying the compensation of the Adviser. In addition, the Fund will generally be responsible for all operating expenses of the Fund, and shall pay, and shall reimburse the Adviser and its affiliates for, all fees, costs, expenses, liabilities and obligations of the Fund relating or attributable to:

(a)         the Fund’s business, affairs and operations, including any private placement fees, sales commissions, appraisal fees, taxes, brokerage fees and commissions, underwriting commissions and discounts, expenses related to short sales, indemnification obligations, legal, accounting, research, auditing, information, appraisal, advisory, valuation (including third-party valuations, appraisals or pricing services), consulting (including consulting and retaining fees and other compensation paid to consultants performing investment initiatives and other similar consultants), tax, investment banking, information services, title, transfer, registration, loan agency services (including any third party service providers related to the foregoing) and other professional fees, expenses of filings and registrations;

(b)         activities with respect to the structuring, organizing, negotiating, consummating, financing, refinancing, acquiring, bidding on, owning, managing, monitoring, operating, holding, hedging, restructuring, trading, taking public or private, selling, valuing, winding up, liquidating, or otherwise disposing of, as applicable, of actual and potential investments (including any associated legal, financing, commitment, transaction or other fees and expenses payable to attorneys, accountants, investment bankers, lenders, third-party diligence software and service providers, consultants and similar professionals in connection therewith and any fees and expenses related to transactions that may have been offered to co-investors), whether or not any contemplated transaction or project is consummated and whether or not such activities are successful;

(c)         investment transactions that are not consummated, including break-up fees and other “broken deal” costs, and legal, accounting, investment banking, consulting, information services and other professional fees related thereto;

(d)         compensation of the independent directors of the Fund;

(e)         the preparation of audits, financial and tax reports, portfolio valuations and tax returns of the Fund, including fees and out-of-pocket expenses of any service company retained to provide accounting and bookkeeping services to the Fund;

(f)         all ongoing legal and compliance costs of the Fund (including any costs associated with complying with any tax reporting regime) and the costs of prosecuting or defending any legal action for or against the Fund;

(g)         all extraordinary professional fees incurred in connection with the business or management of the Fund;

(h)         all indemnification, contribution and similar obligations of the Fund;

(i)          indebtedness of, or guarantees made by, the Fund (including any credit facility, letter of credit or similar credit support), including interest with respect thereto, or seeking to put in place any such indebtedness or guarantee, and principal and interest on, and fees and expenses arising out of, all permitted borrowings (including any credit facility, letter of credit or similar credit support) made by the Fund and costs and expenses incurred in connection with seeking to put in place such borrowings (including, but not limited to, financing, commitment, origination and similar fees and expenses) and costs of reporting to the Fund’s creditors;

(j)          any hedging transactions (including currency hedging and other types of hedging), including in respect of the Fund and/or its investments;

(k)         any litigation, indemnification, judgments, settlements, director and officer liability or other insurance, including reasonable premiums for insurance protecting the Fund, any of its affiliates and any of its employees and agents, and all other extraordinary expenses or liabilities of the Fund (including fees, costs and expenses that are classified as extraordinary expenses under U.S. GAAP);

(l)          all administrative costs and expenses of the Fund, including the fees of, and reasonable out of pocket expenses incurred by, any administrator and/or any other agent appointed by the Fund properly incurred by them, including any fees and expenses of custodians, transfer and distribution agents;

(m)        reporting to the Fund’s shareholders, conducting shareholder meetings and the solicitation of Shareholder consents, proxy expenses and expenses of communications to investors;

(n)         any governmental and regulatory filings and reporting requirements and other tax or regulatory requirements in respect of the Fund (including costs related to regulatory compliance and government filings) and costs of responding to regulatory inquiries;

(o)         all expenses of dissolving and winding up the Fund;

(p)         any taxes, fees or other governmental charges levied against the Fund and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Fund;

(q)         any supplements or amendments to or restatements of, and waivers, consents or approvals pursuant to, the constituent documents of the Fund and any related entities, including the preparation, distribution and implementation thereof;

(r)         distributions or dividends;

(s)         all ongoing legal, regulatory, listing, share trustee and compliance costs, including the costs of any third-party consultants (including any costs associated with the implementation of and/or compliance with any change of law or regulation applicable to the Fund) of the Fund, including third-party consultants engaged by the Fund or the Adviser in connection with the Fund’s regulatory or compliance reporting or the Adviser’s regulatory or compliance reporting arising from the operation of the Fund;

(t)          agreements (including letter agreements) entered into with any investor or potential investor, and modifications and amendments to, and compliance with, such agreements;

(u)         printing and mailing, communications, marketing and publicity;

(v)         expenses relating to transfers of interests (although as determined by the Adviser in its sole discretion, the Fund may require the transferor of (or the party withdrawing) interests to pay the expenses relating to the transfer);

(w)        the Fund’s allocable share of all costs and expenses (including taxes) related to entities in which the Fund holds an interest that are established to hold investments;

(x)         travel, lodging, meals or entertainment expenses relating to any of the foregoing, provided that any applicable travel expenses incurred as organizational or operating expenses shall not be charged to or borne by the Fund at a cost exceeding the cost of available first-class commercial airfare;

(y)         any additional amounts in order for the Fund to comply with any transfer pricing requirements, to the extent required by applicable law, in each case to the extent any such additional amounts are calculated on an arm’s-length basis; and

(z)         any VAT payable in respect of any of the foregoing expenses, fees or costs.

On behalf of the Fund, the Adviser may advance payment of any such fees and expenses of the Fund, and the Fund shall reimburse the Adviser therefor within 30 days following written request from the Adviser. Nothing in this Section 7 shall limit the ability of the Adviser to be reimbursed by any Person (including issuers or obligors of securities, instruments or obligations owned by the Fund) for out-of-pocket expenses incurred by the Adviser in connection with the performance of services hereunder. The Adviser shall maintain complete and accurate records with respect to costs and expenses and shall furnish the Board with receipts or other written vouchers with respect thereto upon request of the Board.

Expenses associated with the general overhead of the Adviser will not be covered by the Fund. The Adviser will be responsible for, without reimbursement by the Fund, all of its own day-to-day operating expenses, such as compensation of its professional staff and the cost of office space, office supplies, communications, utilities and other such normal overhead expenses. The Adviser will also be responsible for all legal, filing and other fees and expenses incurred in connection with the Adviser’s registration and compliance with the Advisers Act and any related foreign laws, including: (i) all fees and expenses related to registration as an investment adviser under the Advisers Act and any related foreign laws, and the maintenance of such registration, and (ii) all fees and costs relating to the filing of the Form ADV of the Adviser (provided, that any compliance fees and costs that relate directly to the affairs of the Fund (and not BlackRock-managed entities generally), including (but not limited to) costs of custodians and foreign registrations, shall be expenses of the Fund). For the avoidance of doubt, operating expenses will be borne by the Fund and will not be considered administrative and overhead expenses of the Adviser.

8.   Services to Other Companies or Accounts.

(a)         The Adviser and its affiliated persons, employees or associates are in no way prohibited from, and intend to, spend substantial business time in connection with other businesses or activities, including, but not limited to, managing investments, advising or managing entities whose investment objectives are the same as or overlap with those of the Fund, participating in actual or potential investments of the Fund or any other person, providing consulting, merger and acquisition, structuring or financial advisory services, including with respect to actual, contemplated or potential investments of the Fund, or acting as a director, officer or creditors’ committee member of, adviser to, or participant in, any corporation, partnership, trust or other business entity. The Adviser and its affiliated persons may, and expect to, receive fees or other compensation from third parties for any of these activities, which fees will be for the benefit of their own account and not the Fund.

(b)         In addition, the Adviser and its affiliated persons may manage accounts other than the Fund that invest in assets eligible for purchase by the Fund.

(c)         The Fund may have the ability, under certain circumstances, to take certain actions that would have an adverse effect on accounts other than the Fund. In these circumstances, the Adviser and its affiliated persons will act in a manner believed to be equitable to the Fund and such other accounts, including co-investment in accordance with applicable laws, including the conditions of any exemptive relief obtained by the Fund and the Adviser.

9.   Duty of Care and Loyalty. Except as otherwise required by law, none of the Adviser, or any its affiliated persons, directors, officers, employees, shareholders, managers, members, assigns, representatives or agents (each, an “Indemnified Person” and, collectively, the “Indemnified Persons”) shall be liable, responsible or accountable in damages or otherwise to the Fund, any shareholder or any other person for any loss, liability, damage, settlement cost, or other expense (including reasonable attorneys’ fees) incurred by reason of any act or omission or any alleged act or omission performed or omitted by such Indemnified Person (other than solely in such Indemnified Person’s capacity as a shareholder, if applicable) in connection with the establishment, management or operations of the Fund or the management of its assets (including those in connection with serving on boards of directors of, or creditors’ committees for, any Investment); provided that the foregoing exculpation shall not apply to any act or failure to act that arises out of the bad faith, misconduct, willful misfeasance, negligence or reckless disregard of an Indemnified Person’s duty to the Fund or such shareholder, as the case may be (such conduct, “Disabling Conduct”). Subject to the foregoing, all such Indemnified Persons shall look solely to the assets of the Fund for satisfaction of claims of any nature arising in connection with the affairs of the Fund. If any Indemnified Person is made a party to any suit or proceeding to enforce any such liability, subject to the foregoing exception, such Indemnified Person shall not, on account thereof, be held to any personal liability.

10. Indemnification.

(a)         To the fullest extent permitted by applicable law, each of the Indemnified Persons shall be held harmless and indemnified by the Fund (out of its assets and not out of the separate assets of any shareholder) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such Indemnified Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnified Person may be or may have been involved as a party or otherwise (other than as authorized by the Trustees, as the plaintiff or complainant) or with which such Indemnified Person may be or may have been threatened, while acting in such Person’s capacity as an Indemnified Person, except with respect to any matter as to which such Indemnified Person shall not have acted in good faith in the reasonable belief that such person’s action was in the best interest of the Fund or, in the case of any criminal proceeding, as to which such Indemnified Person shall have had reasonable cause to believe that the conduct was unlawful, provided, however, that an Indemnified Person shall only be indemnified hereunder if (i) such Indemnified Person’s activities do not constitute Disabling Conduct and (ii) there has been a determination (a) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification was brought that such Indemnified Person is entitled to indemnification or, (b) in the absence of such a decision, by (1) a majority vote of a quorum of those Trustees who are neither “interested persons” of the Fund (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (the “Disinterested Non-Party Trustees”) that the Indemnified Person is entitled to indemnification, or (2) if such quorum is not obtainable or even if obtainable, if a majority so directs, independent legal counsel in a written opinion that concludes that the Indemnified Person should be entitled to indemnification. Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnified Person as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnified Person was authorized by a majority of the Trustees. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the succeeding paragraph (c) below.

(b)         Notwithstanding anything to the contrary herein, the Fund shall not provide any indemnification of any person acting as a broker-dealer for the Fund, or an Indemnified Person pursuant to paragraph (a) above, for any liabilities arising from or out of an alleged violation of federal or state securities laws by such Indemnified Person unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnified Person, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnified Person or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnified Person and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

(c)         The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation by the Indemnified Person of the Indemnified Person’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Fund unless it is subsequently determined that he or she is entitled to such indemnification and if a majority of the Trustees determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (i) the Indemnified Person shall provide adequate security for his or her undertaking, (ii) the Fund shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of the Disinterested Non-Party Trustees, or if a majority vote of such quorum so direct, independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the Indemnified Person ultimately will be found entitled to indemnification. Notwithstanding the above, the Fund shall not make advance payments in connection with the expenses of defending any action against an Indemnified Person with respect to which indemnification might be sought hereunder if such action against an Indemnified Person was commenced by at least 66 2/3% of the outstanding common shares of the Fund that are not held by affiliated persons of the Adviser.

(d)         The rights accruing to any Indemnified Person under these provisions shall not exclude any other right to which he or she may be lawfully entitled.

(e)         Each Indemnified Person shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Fund, upon an opinion of counsel, or upon reports made to the Fund by any of the Fund’s officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Trustees, officers or employees of the Fund, regardless of whether such counsel or other person may also be a Trustee.

(f)          Notwithstanding the above, the Fund shall not indemnify an Indemnified Party with respect to any losses arising out of an action or claim brought against the Fund by an Indemnified Party.

11. Conflicts of Interest and Prohibited Activities.

(a)         The Adviser is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Fund.

(b)         The Adviser shall not: (i) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws; (ii) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions; or (iii) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws, including the Omnibus Guidelines Statement of Policy adopted by the North American Securities Administrators Association on March 29, 1992 and as amended on May 7, 2007 and from time to time (the “NASAA Omnibus Guidelines”).

(c)        The Adviser shall not directly or indirectly pay or award any fees or commissions or other compensation to any Person engaged to sell shares of the Fund’s stock or give investment advice to a potential stockholder; provided, however, that this subsection shall not prohibit the payment to a registered broker-dealer or other properly licensed agent of normal sales commissions for selling or distributing the Fund’s common stock.

(d)        The Adviser covenants that it shall not permit or cause to be permitted the Fund’s funds to be commingled with the funds of any other entity. However, nothing in this subsection shall prohibit the Adviser from establishing a master fiduciary account pursuant to which separate sub-trust accounts are established for the benefit of affiliated programs, provided that the Fund’s funds are protected from the claims of other programs and creditors of such programs.

12. Term of Agreement; Events Affecting the Adviser; Survival of Certain Terms.

(a)         This Agreement shall become effective on the Effective Date and, unless sooner terminated by the Fund or Adviser as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (i) the vote of a majority of the Board or the vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote, and (ii) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Fund at any time, without the payment of any penalty, upon giving the Adviser 60 days’ notice (which notice may be waived by the Adviser), provided that such termination by the Fund shall be directed or approved by the vote of a majority of the Trustees of the Fund in office at the time or by the vote of the holders of a majority of the voting securities of the Fund at the time outstanding and entitled to vote, or by the Adviser on 120 days’ written notice (which notice may be waived by the Fund).

(b)         This Agreement will also immediately terminate in the event of its assignment. As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings as such terms are given in the 1940 Act. Notwithstanding anything herein to the contrary, the Adviser may transfer its rights and obligations under this Agreement to an affiliate of the Adviser provided, that such transaction does not constitute an assignment, as defined in the 1940 Act.

(c)         Notwithstanding anything herein to the contrary, Sections 6(c), 7, 9 and 10 of this Agreement shall survive any termination hereof.

(d)         From and after the effective date of termination of this Agreement, the Adviser and its affiliated persons shall not be entitled to compensation for further services hereunder, but shall be paid all compensation and reimbursement of expenses accrued to the date of termination. Upon such termination, and upon receipt of payment of all compensation and reimbursement of expenses owed, the Adviser shall as soon as practicable (and in any event within 90 days after such termination) deliver to the Fund all property (to the extent, if any, that the Adviser has custody thereof) and documents of the Fund or otherwise relating to the assets of the Fund then in the custody of the Adviser (although the Adviser may keep copies of such documents for its records). The Adviser agrees to use reasonable efforts to cooperate with any successor investment manager in the transfer of its responsibilities hereunder, and will, among other things, provide upon receipt of a written request by such successor investment manager any information available to it regarding any assets of the Fund. The Adviser agrees that, notwithstanding any termination, it will reasonably cooperate in any proceeding arising in connection with this Agreement, any other agreement of which the Fund is subject or any Investment (excluding any such proceeding in which claims are asserted against the Adviser or any affiliated person of the Adviser) upon receipt of appropriate indemnification and expense reimbursement.

(e)         Subject to the requirements of the 1940 Act, upon termination of this Agreement the Fund may, but is not required to, terminate the Adviser’s interest, if any, in the Fund’s revenues, expenses, income, losses, distributions and capital by payment of an amount equal to the then present fair market value of the terminated Adviser’s interest, determined by agreement of the terminated Adviser and the Fund, which method of payment to the terminated Adviser must be fair and must protect the solvency and liquidity of the Fund, consistent with Section II.E.3 of the NASAA Omnibus Guidelines. If the Fund and the Adviser cannot agree upon the amount of such payment, if any, the parties will submit to binding arbitration which cost will be borne equally by the Adviser and the Fund.

13. Power of Attorney; Further Assurances.

In addition to the power of attorney granted to the Adviser in Section 1 of this Agreement, the Fund hereby makes, constitutes and appoints the Adviser, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, in accordance with the terms of this Agreement (a) to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents which the Adviser reasonably deems necessary or appropriate in connection with its investment management duties under this Agreement and as required by the 1940 Act and (b) to (i) subject to any policies adopted by the Board with respect thereto, exercise in its discretion any voting or consent rights associated with any securities, instruments or obligations included in the Fund’s assets, (ii) execute proxies, waivers, consents and other instruments with respect to such securities, instruments or obligations, (iii) endorse, transfer or deliver such securities, instruments and obligations and (iv) participate in or consent (or decline to consent) to any modification, work-out, restructuring, bankruptcy proceeding, class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan or transaction with regard to such securities, instruments and obligations. The Adviser may not cause the merger of the Fund without the concurrence of the vote of the holders of a majority of the then outstanding shares of the Fund entitled to vote on the matter. To the extent permitted by applicable law, this grant of power of attorney is irrevocable and coupled with an interest, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Fund; provided that this grant of power of attorney will expire, and the Adviser will cease to have any power to act as the Fund’s attorney-in-fact, upon termination of this Agreement in accordance with its terms. The Fund shall execute and deliver to the Adviser all such other powers of attorney, proxies, dividend and other orders, and all such instruments, as the Adviser may reasonably request for the purpose of enabling the Adviser to exercise the rights and powers which it is entitled to exercise pursuant to this Agreement. Each of the Adviser and the Fund shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement.

14. Amendment of this Agreement. No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act. The Fund shall promptly provide a copy of any such amendment or waiver to any party entitled thereto.

15. Notices. Unless expressly provided otherwise herein, any notice, request, direction, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received if sent by hand or by overnight courier, when personally delivered, if sent by telecopier, when receipt is confirmed by telephone, or if sent by registered or certified mail, postage prepaid, return receipt requested, when actually received if addressed as set forth below:

(a)	If to the Fund: BlackRock Private Credit Fund, 40 East 52nd Street, New York, NY 10022.

(b)	If to the Adviser:

BlackRock Capital Investment Advisors, LLC 40 East 52nd Street, New York, NY 10022.

Either party to this Agreement may alter the address to which communications or copies are to be sent to it by giving notice of such change of address in conformity with the provisions of this Section 14.

16. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns as provided herein.

17. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

18. Costs and Expenses. The costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiation, preparation and execution of this Agreement, and all matters incident thereto, shall be borne by the Fund.

19. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records which it maintains for the Fund in its capacity as Adviser are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records maintained by it in its capacity as Adviser that are required to be maintained by Rule 31a-1 under the 1940 Act.

20. Titles Not to Affect Interpretation. The titles of sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

21. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and, to the extent permitted by applicable law, no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

22. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and, to the extent inconsistent therewith, the 1940 Act.

23. Execution in Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BLACKROCK PRIVATE CREDIT FUND

By:	/s/ Rajneesh Vig
Name: Rajneesh Vig
Title: Chief Executive Officer

BLACKROCK CAPITAL INVESTMENT ADVISORS, LLC

By:	/s/ Laurence D. Paredes
Name: Laurence D. Paredes
Title: Managing Director